FIRST AMENDMENT
TO THE FUND ACCOUNTING SERVICING AGREEMENT

THIS FIRST AMENDMENT effective as of the last date on the signature block, to the Fund Accounting Servicing Agreement (the “Agreement”) dated as of June 7, 2018, as amended, is entered into by and between TRUST FOR CREDIT UNIONS, a Massachusetts trust (the “Trust”), and U.S. BANCORP FUND SERVICES, LLC d/b/a U.S. BANK GLOBAL FUND SERVICES, a Wisconsin
limited liability company (“Fund Services”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to update Exhibit A to include the Enhanced Income Intermediate Duration Credit Portfolio and Enhanced Income Credit Plus Equity Portfolio; and

WHEREAS, Section 14 of the Agreement allows for its amendment by a written instrument executed by both parties and authorized or approved by the Board of Trustees of the Trust.

NOW, THEREFORE, the parties agree as follows:

1.Exhibit A of the Agreement is hereby superseded and replaced in its entirety with Exhibit A attached hereto.

2.Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year last written below.

TRUST FOR CREDIT UNIONS	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Jay Johnson	By: /s/ Jason Hadler

Name: Jay Johnson	Name: Jason Hadler

Title: President	Title: Sr. Vice President

Date: August 30, 2022	Date: August 31, 2022

Exhibit A to the Fund Accounting Servicing Agreement
Separate Series of Trust for Credit Unions

Name of Services

Ultra-Short Duration Government Portfolio
Short Duration Portfolio
Enhanced Income Intermediate Duration Credit Portfolio
Enhanced Income Credit Plus Equity Portfolio